EXHIBIT 99.1



                          LEUCADIA NATIONAL CORPORATION
                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                  212-460-1900


PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------

November 4, 1997

Contact:  L. Ulbrandt
          212-460-1900


                          LEUCADIA NATIONAL CORPORATION
                         COMPLETES SALE OF COLONIAL PENN
                          P&C GROUP TO GENERAL ELECTRIC
                 CAPITAL CORPORATION AND ANNOUNCES CASH DIVIDEND


New York, New York ... Leucadia National Corporation (NYSE and PSE: "LUK") today announced the completion of the sale of the property and casualty insurance business of the Colonial Penn P&C Group to General Electric Capital Corporation for $950 million, plus additional consideration and a closing date dividend aggregating $68 million, for a total of $1.02 billion in cash.

The Colonial Penn P&C Group consists of Colonial Penn Insurance Company, Colonial Penn Madison Insurance Company, Colonial Penn Franklin Insurance Company, Bayside Casualty Insurance Company and Bay Colony Insurance Company. The Group's primary business is providing private passenger automobile insurance to the mature adult population through direct response marketing.

Leucadia National expects to report a pre-tax gain of approximately $600 million (including the Colonial Penn P&C Group's 1997 operating results). The Colonial Penn P&C Group will be classified as discontinued operations in the Company's

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November 4, 1997
Page 2

financial statements for the quarter ended September 30, 1997. For calendar year 1996, the Colonial Penn P&C Group had revenues of approximately $596 million and pre-tax earnings of approximately $73 million.

The Company's remaining insurance operations consist of personal and commercial property and casualty insurance coverage conducted through the Empire Group and the variable annuity business conducted through Charter National Life Insurance Company and
Intramerica Life Insurance Company.

In addition, Leucadia National announced today that its Board of Directors has declared a cash dividend equal to $.25 per Leucadia common share payable on December 31, 1997 to record holders of Leucadia common shares on December 5, 1997.


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